Exhibit 99.1
Callon Petroleum Company Announces Departure of Board Member
HOUSTON, TX (November 7, 2022) - Callon Petroleum Company (NYSE: CPE) (“Callon” or the “Company”) today announced that Michael L. Finch has stepped down as a director of the Company.
“Mike has served Callon with dedication since 2015. On behalf of the board of directors, the management team, and our shareholders, I want to thank him for his valuable contributions to the Company over the past seven years,” said Chairman of the Board Richard Flury. “We wish Mike and his wife all the best in the years to come.”
About Callon Petroleum
Callon Petroleum Company is an independent oil and natural gas company focused on the acquisition, exploration and development of high-quality assets in the leading oil plays of South and West Texas.
Contact Information
Kevin Smith
Director of Investor Relations
Callon Petroleum Company
ir@callon.com
(281) 589-5200
SOURCE Callon Petroleum Company